Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
July 21, 2004	Susan Knight, Chief Financial Officer (952)937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Strong Third Quarter Revenue and Earnings Growth; Raises Full Year Outlook

Eden Prairie, Minn., July 21, 2004 – MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $6.6 million, or $0.31 per diluted share, for its third quarter ended June 26, 2004, a 16 percent increase compared to net income of $5.7 million, or $0.27 per diluted share, for the third quarter of fiscal 2003. Third quarter income before discontinued operations of $6.6 million, or $0.31 per diluted share, increased 61 percent compared to prior year income before discontinued operations of $4.1 million, or $0.19 per diluted share.

Third quarter orders were $79.7 million, a decrease of 19 percent compared to orders of $97.8 million for the third quarter of fiscal 2003, primarily due to decreased Test segment volume in North America and Europe, partially offset by an increase in Industrial segment volume across all geographic areas. Fiscal 2003 results included a $10 million ground vehicle order that did not recur in fiscal 2004. Backlog decreased 6 percent in the quarter, from $216 million to $204 million, reflecting lower order volume.

Revenue for the third quarter was in line with the Company’s expectations at $91.5 million, an increase of 15 percent compared to revenue of $79.3 million for the third quarter of fiscal 2003. This increase was primarily due to project timing and approximately $3 million of favorable currency translation.

“MTS delivered solid revenue and earnings growth for the quarter, consistent with our guidance,” said Sidney W. Emery, Jr., Chairman and CEO. “Orders were at the low end of the expected range due to the lack of significant market recovery in the Test segment, particularly in North America. As a result, we anticipate revenue for the year will be at the low end of the $360-$370 million guidance range. However, given the strength of our earnings performance, we are raising our total year earnings per share outlook from $1.15-$1.20 to $1.18-$1.22. This includes planned investment in both business segments in the fourth quarter.”

Third quarter income from operations was $10.3 million, an increase of 43 percent compared to income from operations of $7.2 million for the third quarter of fiscal 2003, primarily driven by volume in both segments.

Cash flow provided by operations was approximately $9 million for the third quarter, driven by strong earnings. Cash and cash equivalents totaled $147 million at quarter-end, down from $161 million at the end of the second quarter, primarily due to $20.2 million of share repurchases.

MTS News Release

Segment Results

Test Segment:

Orders for the Test segment were $64.4 million for the third quarter, down 25 percent compared to orders of $85.7 million for the third quarter of fiscal 2003, driven by decreased volume in both North America and Europe. Backlog decreased 6 percent, from $208 million to $196 million, primarily due to decreased orders. Third quarter revenue was $76.6 million, an increase of 15 percent compared to $66.7 million for the third quarter of fiscal 2003, primarily due to the timing of large custom projects. Gross profit as a percent of revenue was 38.8 percent, an increase of 2.2 percentage points compared to 36.6 percent for the third quarter of fiscal 2003, due to volume and productivity improvements. The segment reported $8.2 million in income from operations, an increase of 34 percent compared to $6.1 million for the third quarter of fiscal 2003.

Industrial Segment:

Orders for the Industrial segment were $15.3 million for the third quarter, an increase of 26 percent compared to orders of $12.1 million for the third quarter of fiscal 2003. This increase reflects higher demand in the Sensors and AeroMet businesses. Backlog was flat at $8 million. Revenue was $14.9 million for the third quarter, an increase of 18 percent compared to revenue of $12.6 million for the third quarter of fiscal 2003, driven by increased volume in the Sensors business. Gross profit as a percent of revenue was 48.4 percent, a decrease of 1.7 percentage points compared to 50.1 percent for the third quarter of fiscal 2003, primarily due to product mix. Income from operations was $2.1 million, an increase of 91 percent compared to income from operations of $1.1 million for the third quarter of fiscal 2003, driven by higher revenue.

Third Quarter Conference Call

A conference call will be held on Thursday, July 22, at 9:00 a.m. CDT (10:00 a.m. EDT). Call +1-773-756-4623; state the Passcode “Third Quarter” and conference leader “Chip Emery”. Telephone re-play will be available through 6:00 p.m. CDT, August 22, 2004. Call +1-203-369-0192 and state the Passcode “4006.”

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 6:00 p.m. CST, November 10, 2004.

About MTS Systems Corporation

MTS Systems Corporation is a global supplier of testing products that help customers accelerate and improve their design, development, and manufacturing processes. MTS products are used for determining the mechanical behavior of materials, products, and structures and include computer-based testing and simulation systems, modeling and testing software, and consulting services. The Company is also a leading manufacturer of industrial position sensors. MTS had 1,630 employees and revenue of $340 million for the fiscal year ended September 27, 2003. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended September 27, 2003 and subsequent Form 10-Q’s.

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MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited – in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Revenue	$91,528	$79,312	$264,398	$256,987
Cost of sales	54,595	48,573	158,574	161,622

Gross profit	36,933	30,739	105,824	95,365

Operating expenses:
Selling	15,341	12,951	43,778	39,303
General and administrative	7,825	6,637	20,858	20,078
Research and development	3,468	3,986	10,529	11,609

Total operating expenses	26,634	23,574	75,165	70,990

Income from operations	10,299	7,165	30,659	24,375

Interest expense	(765)	(811)	(2,148)	(2,804)
Interest income	495	660	1,360	1,764
Other income (expense), net	580	(917)	1,904	795

Income before income taxes and discontinued operations	10,609	6,097	31,775	24,130
Provision for income taxes	3,981	2,012	11,029	7,963

Income before discontinued operations	6,628	4,085	20,746	16,167

Discontinued operations:
Income from discontinued operations, net of tax	—	419	—	199
Income (loss) on sale of discontinued businesses, net of tax	—	1,225	—	(1,177)

Income (loss) from discontinued operations, net of tax	—	1,644	—	(978)

Net income	$6,628	$5,729	$20,746	$15,189

Earnings per share:
Basic-
Income before discontinued operations	$0.32	$0.19	$0.99	$0.77
Discontinued operations:
Income from discontinued operations, net of tax	—	0.02	—	0.01
Income (loss) on sale of discontinued businesses, net of tax	—	0.06	—	(0.06)

Income (loss) from discontinued operations, net of tax	—	0.08	—	(0.05)

Earnings per share	$0.32	$0.27	$0.99	$0.72

Weighted average number of common shares outstanding - basic	20,735	21,049	20,869	21,098

Diluted-
Income before discontinued operations	$0.31	$0.19	$0.96	$0.76
Discontinued operations:
Income from discontinued operations, net of tax	—	0.02	—	0.01
Income (loss) on sale of discontinued businesses, net of tax	—	0.06	—	(0.06)

Income (loss) from discontinued operations, net of tax	—	0.08	—	(0.05)

Earnings per share	$0.31	$0.27	$0.96	$0.71

Weighted average number of common shares outstanding - diluted	21,566	21,433	21,705	21,397

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited – in thousands, except per share data)

	June 26, 2004	September 27, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$146,675	$74,183
Short-term investments	—	58,560
Accounts receivable, net of allowances for doubtful accounts	67,196	59,637
Unbilled contracts and retainage receivable	26,401	21,939
Inventories	35,722	34,709
Prepaid expense	6,725	3,928
Current deferred tax asset	9,621	9,682
Other current assets	635	2,075

Total current assets	292,975	264,713

Property and Equipment:
Land	2,478	3,247
Buildings and improvements	46,665	47,031
Machinery and equipment	87,677	84,834
Accumulated depreciation	(83,715)	(78,908)

Total property and equipment, net	53,105	56,204

Goodwill	4,429	4,383
Other assets	2,171	2,562
Non-current deferred tax asset	2,524	2,516

Total Assets	$355,204	$330,378

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities:
Notes payable	$1,537	$383
Current maturities of long-term debt	6,845	6,839
Accounts payable	13,189	10,483
Accrued payroll-related costs	25,555	25,308
Advance payments from customers	52,112	40,456
Accrued warranty costs	6,287	4,862
Accrued income taxes	9,062	5,571
Other accrued liabilities	15,275	15,272

Total current liabilities	129,862	109,174

Deferred income taxes	6,533	6,265
Long-term debt, less current maturities	29,195	30,487
Other long-term liabilities	9,267	8,346

Total Liabilities	174,857	154,272

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
20,348 and 20,720 shares issued and outstanding	5,087	5,180
Additional paid-in capital	—	1,534
Retained earnings	164,564	162,076
Accumulated other comprehensive income	10,696	7,316

Total shareholders’ investment	180,347	176,106

Total Liabilities and Shareholders’ Investment	$355,204	$330,378